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                                  EXHIBIT 11
                      COMPUTATION OF NET EARNINGS SHARE
                   (In thousands, except per share amounts)




                                                      QUARTER ENDED           TWO QUARTERS ENDED
                                                    8/02/97  8/03/96           8/02/97  8/03/96
                                                    -------  -------           -------  -------

Weighted average of shares outstanding
     during quarter ......................          10,913   10,854             10,895   10,860

Weighted average common equivalent
     shares attributable to stock options
     granted, computed using the treasury
     stock method on a fully diluted basis             636      556                636      556

Weighted average common and common
     equivalent shares ...................           11,549   11,410            11,531   11,416

Net income applicable to common stock               $ 1,378  $ 1,160           $ 3,166  $ 2,187

Net income per common and common
     equivalent share ....................          $  0.12  $  0.10           $  0.27  $  0.19






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